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                                                                   EXHIBIT 11.1


                                  ODWALLA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                       Three Months Ended            Nine months Ended
                                    ------------------------      ------------------------
                                      May 31,        May 31,        May 31,        May 31,
                                       1996           1997           1996           1997
                                    ---------      ---------      ---------      ---------

Weighted average shares of
      common stock outstanding
      for the period                4,930,000      4,993,000      4,914,000      4,976,000

Weighted  average common
      share equivalents (1)           512,000           --          494,000           --
                                    ---------      ---------      ---------      ---------

Shares used in computing
      net earnings per share        5,442,000      4,993,000      5,408,000      4,976,000
                                    =========      =========      =========      =========



(1) The effect of common stock equivalents is not presented for 1997 as it would be anti-dilutive.


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